Exhibit 10.4

[Cantel Medical Corp. Letterhead]

December 18, 2006

TO:  SETH R. SEGEL

Dear Seth:

This letter confirms that the term of your Employment Agreement dated November 1, 2004 has been extended for a one year period ending October 31, 2008.

Please acknowledge and confirm your agreement to the extension by signing and returning a copy of this letter to Joanna Albrecht.

Sincerely,

/s/ James P. Reilly
President and CEO

ACKNOWLEDGED and CONFIRMED:

/s/ Seth R. Segel
Seth R. Segel